FC-Gen Acquisition, Inc.
1035 Powers Place
Alpharetta, GA 30004

May 14, 2007

STRICTLY CONFIDENTIAL

Board of Directors
Genesis HealthCare Corporation
101 East State Street
Kennett Square, PA 19348-3021

$68.15 Formation/JER Offer

Ladies and Gentlemen:

     FC-Gen Acquisition, Inc., on behalf of Formation Capital, LLC and JER Partners, hereby extends to 9:00 a.m, EDT, on May 15, 2007 its offer to acquire Genesis HealthCare Corporation at $68.15 per share and on the other terms stated in our May 14 letter earlier today, whereupon the offer is withdrawn. As stated in our earlier May 14 letter, the restated offer to acquire Genesis at $67.50 per share and on the other terms stated in our May 11 letter and in our earlier May 14 letter, begins at 9:00 a.m, EDT, on May 15, 2007 and expires at 5:00 p.m., EDT, on May 15, 2007. Each offer may be accepted only by executing and delivering the related amendment to the Agreement and Plan of Merger, dated as of January 15, 2007, as amended, by and among FC-GEN Acquisition, Inc., GEN Acquisition Corp. and Genesis.

     We have previously delivered to you an executed counterpart of the amendment relating to our $68.15 per share offer and other documents related to the offer, and we are delivering revisions to several of those documents with this letter. The amendment and the related documents are delivered to you in escrow, pending their release to you by written communication from us.

     This letter and our offers are strictly confidential. You may not expressly or by implication communicate any aspect of our offers to anyone other than your financial and legal advisors. The offers are automatically withdrawn upon the disclosure to anyone, other than your financial and legal advisors, of this letter, our offers or the other information referenced in the preceding sentence.

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Very truly yours,

FC-GEN ACQUISITION, INC.

By: /s/ Christopher M. Sertich
Name: Christopher M. Sertich
Title: President